Exhibit 10.5

MID-CON ENERGY PARTNERS, LP

LONG-TERM INCENTIVE PROGRAM

FORM OF RESTRICTED UNIT AWARD AGREEMENT

This Restricted Unit Award Agreement (this “Agreement”) is made and entered into by and between Mid-Con Energy GP, LLC, a Delaware limited liability company (the “Company”), and              (the “Participant”). This Agreement is entered into as of the      day of             , 20     (the “Date of Grant”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Program (as defined below), unless the context requires otherwise.

W I T N E S S E T H:

WHEREAS, the Company adopted the MID-CON ENERGY PARTNERS, LP LONG-TERM INCENTIVE PROGRAM (the “Program”) on December     , 2011, to attract, retain and motivate employees, officers, directors and consultants; and

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized the grant to employees, officers and directors of restricted units of MID-CON ENERGY PARTNERS, LP, a Delaware limited partnership (the “Partnership”), as part of their compensation for services performed for the Company, the Partnership, or any other entity which is an affiliate (within the meaning of such term under the Exchange Act and the rules promulgated thereunder) of the foregoing entities (collectively, the “Partnership Entities”).

NOW, THEREFORE, in consideration of the Participant’s agreement to provide or to continue providing services to the Partnership Entities, the Participant and the Company agree as follows:

SECTION 1. Grant.

The Company hereby grants to the Participant as of the Date of Grant an award of              Units, subject to the terms and conditions set forth in the Program, which is incorporated herein by reference, and in this Agreement, including, without limitation, those restrictions described in Section 2 (the “Restricted Units”).

SECTION 2. Restricted Units.

The Restricted Units are restricted in that they may be forfeited to the Company and in that they may not, except as otherwise provided in Section 5, be transferred or otherwise disposed of by the Participant until such restrictions are removed or expire as described in Section 4 of this Agreement. The Company shall issue in the Participant’s name the Restricted Units and shall retain the Restricted Units until the restrictions on such Restricted Units expire or until the Restricted Units are forfeited as described in Section 4 of this Agreement. The Participant agrees that the Company will hold the Restricted Units pursuant to the terms of this Agreement until such time as the Restricted Units are either delivered to the Participant or forfeited pursuant to this Agreement.

SECTION 3. Rights of Participant; Unit Distribution Rights.

Effective as of the Date of Grant, the Participant shall be treated for all purposes as a unitholder with respect to all of the Restricted Units granted to him pursuant to Section 1 (except that the Participant shall not be treated as the owner of the Units for federal income tax purposes until the Restricted Units vest (unless the Participant makes an election under section 83(b) of the Code, in which case the Participant shall be treated as the owner of the Units for all purposes on the Date of Grant)) and shall, except as provided herein, have all of the rights and obligations of a unitholder with respect to all such Restricted Units, including any right to vote with respect to such Restricted Units and to receive any UDRs thereon if, as, and when declared and paid by the Partnership. Notwithstanding the preceding provisions of this Section 3, the Restricted Units shall be subject to the restrictions described herein, including, without limitation, those described in Section 2.

SECTION 4. Forfeiture and Expiration of Restrictions.

(a) Vesting Schedule. Subject to the terms and conditions of this Agreement, the restrictions described in Section 2 shall lapse and the Restricted Units shall become vested and nonforfeitable (“Vested Units”), provided the Participant has continuously provided services to the Partnership Entities (including employment with the Partnership Entities or membership on the Board, as applicable), without interruption, from the Date of Grant through each applicable vesting date (each, a “Vesting Date”), in accordance with the following schedule:

Vesting Date	Portion Vested

The number of Restricted Units that vest as of each date described above will be rounded down to the nearest whole Restricted Unit, with any remaining Restricted Units to vest with the final installment.

(b) Termination of Service or Change of Control.

(i) Termination For Any Reason. If, at any time prior to the final Vesting Date, the Participant’s employment with the Partnership Entities or membership on the Board, as applicable, is terminated for any reason other than the Participant’s death or disability, then all Restricted Units granted pursuant to this Agreement that have not yet vested as of the date of the Participant’s termination shall become null and void as of the date of such termination, shall be forfeited to the Company and the Participant shall cease to have any rights with respect thereto; provided, however, that the portion, if any, of the Restricted Units for which forfeiture restrictions have lapsed as of the Participant’s date of termination shall survive.

(ii) Termination due to Death or Disability. If, at any time prior to the final Vesting Date, the Participant’s employment with the Partnership Entities or membership on the Board, as applicable, is terminated by reason of the Participant’s death or disability, then all Restricted Units granted pursuant to this Agreement that remain unvested as of the date of the Participant’s termination shall immediately become fully vested and nonforfeitable as of the date of such termination.

(iii) Change of Control. In the event of a Change of Control prior to the final Vesting Date, except as otherwise provided in the Program, all restrictions described in Section 2 shall lapse and all Restricted Units granted pursuant to this Agreement shall become immediately vested and nonforfeitable.

SECTION 5. Limitations on Transfer.

The Participant agrees that he shall not dispose of (meaning, without limitation, sell, transfer, pledge, exchange, hypothecate or otherwise dispose of) any Restricted Units hereby acquired prior to the applicable Vesting Dates, including pursuant to a domestic relations order issued by a court of competent jurisdiction. Any attempted disposition of the Restricted Units in violation of the preceding sentence shall be null and void.

SECTION 6. Nontransferability of Agreement.

This Agreement and all rights under this Agreement shall not be transferable by the Participant other than by will or pursuant to applicable laws of descent and distribution. Any rights and privileges of the Participant in connection herewith shall not be transferred, assigned, pledged or hypothecated by the Participant or by any other person or persons, in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, the Restricted Units shall automatically be forfeited.

SECTION 7. Adjustment of Restricted Units.

The number of Restricted Units granted to the Participant pursuant to this Agreement shall be adjusted to reflect unit splits or other changes in the capital structure of the Partnership, all in accordance with the Program. All provisions of this Agreement shall be applicable to such new or additional or different units or securities distributed or issued pursuant to the Program to the same extent that such provisions are applicable to the Units with respect to which they were distributed or issued.

SECTION 8. Delivery of Vested Units.

Promptly following the expiration of the restrictions on the Restricted Units as contemplated in Section 4 of this Agreement, and subject to Section 9, the Company shall cause to be issued and delivered to the Participant or the Participant’s designee the number of Restricted Units as to which restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, and shall pay to the Participant any previously unpaid UDRs distributed with respect to the Restricted Units. Neither the value of the Restricted Units nor the UDRs shall bear any interest owing to the passage of time.

SECTION 9. Securities Act.

The Company shall have the right, but not the obligation, to cause the Restricted Units to be registered under the appropriate rules and regulations of the SEC. The Company shall not be required to deliver any Units hereunder if, in the opinion of counsel for the Company, such delivery would violate the Securities Act of 1933, as amended, or any other applicable federal or state securities laws or regulations. By accepting this grant, the Participant agrees that any Units that the Participant may acquire upon vesting of this Award will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.

SECTION 10. Copy of Program.

By the execution of this Agreement, the Participant acknowledges receipt of a copy of the Program. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

SECTION 11. Notices.

Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third business day (on which banking institutions in the State of Texas are open) after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or the Participant may change at any time and from time to time by written notice to the other, the address which it or he or she previously specified for receiving notices. The Company and the Participant agree that any notices shall be given to the Company or to the Participant at the following addresses:

Company:	Mid-Con Energy GP, LLC
Attn: President and Chief Financial Officer
2501 North Harwood Street, Suite 2410
Dallas, Texas 75201

Participant:	At the Participant’s current address as shown in the Company’s records.

SECTION 12. General Provisions.

(a) Administration. This Agreement shall at all times be subject to the terms and conditions of the Program. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Program and decisions of the Committee with respect thereto and with respect to this Agreement shall be final and binding upon the Participant and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Program, the provisions of the Program shall control.

(b) Continuation of Service. This Agreement shall not be construed to confer upon the Participant any right to continue in the service of the Partnership Entities.

(c) Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Texas, without giving effect to any conflict of laws provisions.

(d) Amendments. This Agreement may be amended only by a written agreement executed by the Company and the Participant, except that the Committee may unilaterally waive any conditions or rights under, amend any terms of, or alter this Agreement provided no such change (other than pursuant to Section 4(c) or 6(vii) of the Program) materially reduces the rights or benefits of the Participant with respect to the Restricted Units without his or her consent.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under the Participant.

(f) Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to this subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

(g) No Liability for Good Faith Determinations. Neither the Partnership Entities, nor the members of the Committee or the Board, nor any officer of the Company, shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Units granted hereunder.

(h) No Guarantee of Interests. The Board and the Partnership Entities do not guarantee the Units from loss or depreciation.

(i) Withholding Taxes. To the extent that the grant or vesting of a Restricted Unit or distribution thereon results in the receipt of compensation by the Participant with respect to which any Partnership Entity has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by the Participant that are acceptable to such Partnership Entity, the Participant shall deliver to the Partnership Entity such amount of money as the Partnership Entity may require to meet its withholding obligations under applicable law. No issuance of an unrestricted Unit shall be made pursuant to this Agreement until the Participant has paid or made arrangements approved by the Partnership Entity to satisfy in full the applicable tax withholding requirements of the Partnership Entity with respect to such event.

(j) Insider Trading Policy. The terms of the Company’s Insider Trading Policy with respect to Units are incorporated herein by reference.

(k) Section 83(b) Election. The Participant agrees that, if he or she makes an election under Section 83(b) of the Code with regard to Restricted Units, the Participant will notify the Company in writing within two (2) days after making such election.

SECTION 13. Claw-back Policy.

In accordance with Section 8(o) of the Program, the Restricted Units (including any distributions paid on the Restricted Units and any proceeds, gain or other economic benefit actually or constructively received by the Participant in connection with or related to the Restricted Units or the sale of any Vested Units) shall be subject to the provisions of any claw-back policy implemented in the future from time to time by the Company or the Partnership.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Participant has set his or her hand as to the date and year first above written.

MID-CON ENERGY GP, LLC

By:

Name:

Title:

Participant